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FORM 3 - AMENDMENT



                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person(1)


 Wise                                Murray               Russell
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   (Last)                            (First)              (Middle)

2407 S. Neil Street
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                                    (Street)

 Champaign                           IL                      61820
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     May 3, 2000
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Century Realty Trust (NASDAQ: CRLTS)
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5.   Relationship of Reporting Person to Issuer
               (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)

     JUNE 2, 2000
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More Than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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
Shares of beneficial
interest, no par value                   98,883                      D                    N/A
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Shares of beneficial                                                                      Control of shares owned by
interest, no par value                   15,767                      I                    Westchester Profit Sharing
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Shares of beneficial                                                                      Control of shares owned by
interest, no par value                    1,000                      I                    Westchester Foundation
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Shares of beneficial                                                                      Shares owned by spouse
interest, no par value                    1,000                      I                    Valerie Wise
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Shares of beneficial                                                                      Control of shares owned by Travinap
interest, no par value                    1,000                      I                    Partnership
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
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FORM 3 (CONTINUED)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Securities                    Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

None
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
Explanation of Responses: Amendment corrects inadvertent under reporting of the number of shares indirectly held by Mr. Wise through Westchester Profit Sharing.
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  /s/ Murray R. Wise                                        February 2, 2001
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        Signature of Reporting Person(1)                          Date

  (1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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                           (Print or Type Responses)